Rand Logistics, Inc.

RAND LOGISTICS REPORTS FISCAL YEAR 2013 FINANCIAL RESULTS

2013 Sailing Season off to a Solid Start

New York, NY – June 12, 2013 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced its financial results for the fiscal year ended March 31, 2013.  This includes results for the Company’s fiscal fourth quarter, in which, due to the closing of the canal system and winter weather conditions on the Great Lakes, the majority of the Company’s fleet does not operate.  In addition, repair and maintenance costs are incurred in the fiscal fourth quarter to prepare the fleet for the upcoming sailing season.  As a result, fiscal fourth quarter operating results are significantly lower than for the first three quarters of our fiscal year.

Fiscal Year Ended March 31, 2013
Versus Fiscal Year Ended March 31, 2012 Financial Results

•
Total revenue increased by 6.0% to $156.6 million from $147.8 million.  This increase was primarily attributable to higher freight revenue, partially offset by reduced fuel surcharges and the effect of the slightly weaker Canadian dollar.

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) increased by 9.5% to $117.8 million from $107.6 million. This increase was primarily attributable to contractual price increases and 201 net additional sailing days primarily due to the two vessels introduced in the 2012 sailing season.

•
Marine freight revenue per Sailing Day increased by 3.8% to $30,035 from $28,922.  This increase was offset by certain delivery pattern inefficiencies and an approximately 34% decrease in salt tonnage hauled due to an abnormally dry 2012 winter in the Great Lakes region.

•	Vessel operating expenses increased by 7.8% to $104.9 million from $97.3 million. This increase was attributable to three additional vessels acquired in fiscal 2012.
•	Operating income plus depreciation and amortization decreased by 9.3% to $28.3 million from $31.2 million.

Management Comments

Laurence Levy, Executive Chairman of Rand, commented, “As we have previously discussed, operating incidents on two of our vessels in addition to a nominal contribution from the two vessels we acquired in the third quarter of fiscal 2012 adversely impacted fiscal 2013 results.  In the aggregate, however, the operating results of our remaining 12 vessels exceeded their budget and vessel margin per day on all 16 vessels equaled $10,697, the second highest in the Company’s history.  During fiscal 2013, management has implemented certain action items which included completing the rebuild and expansion of the engineering team in response to the growth of the fleet, implementing and reinforcing a number of best practice operating protocols and designing an incentive program tied to minimizing operating incidents.  In light of the disappointing performance, no bonuses were payable for fiscal 2013, compensation for the senior executive team was reduced and base salary increases were capped at no more than 2% in fiscal 2014.”

Scott Bravener, President of Lower Lakes, stated, “We have begun to see marked improvements in the operating performance of our fleet in the current sailing season, which we believe is the result of many of the changes in operating procedures that have been implemented over the past couple of years.  For the period ended May 31, 2013, we have not lost any sailing days due to incidents compared to 49 lost days for the comparable period last season.  Vessel operating delays due to mechanical issues declined by 49%, or 16.3 days, versus the comparable period last year.  The decrease in vessel operating delays, however, has been offset by higher than anticipated weather and traffic delays versus the same period one year ago.”

Rand Logistics Fiscal 2013 Financial Results
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Laurence Levy concluded, “We believe that fiscal 2014 is off to a solid start.  Looking ahead, we are targeting key business opportunities that are well suited to our fleet, allow for future growth, and will be accretive to our profitability. Notwithstanding the challenges that we faced over the past year, the fundamentals of our business remain intact, including our efficient operating structure, our non-duplicatable asset portfolio and our extensive customer network.  We believe that these attributes will allow us to continue to create long term stockholder value.”

Conference Call
Management will host a conference call to discuss these results at 8:30 a.m. ET on Wednesday, June 12, 2013. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID#78583843. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through August 12, 2013. Dial 855-859-2056 (404-537-3406 for international callers), Conference ID#78583843 to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com

Rand Logistics Fiscal 2013 Financial Results
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RAND LOGISTICS, INC.
Consolidated Statements of Operations
(U.S. Dollars 000’s except for Shares and Per Share data)

	Year ended	Year ended	Year ended
	March 31, 2013	March 31, 2012	March 31, 2011
REVENUE
Freight and related revenue	$117,797	$107,618	$90,433
Fuel and other surcharges	37,404	38,886	20,471
Outside voyage charter revenue	1,437	1,321	7,074
TOTAL REVENUE	156,638	147,825	117,978

EXPENSES
Outside voyage charter fees	1,447	1,312	7,052
Vessel operating expenses	104,896	97,274	77,177
Repairs and maintenance	8,350	7,179	5,456
General and administrative	13,477	11,024	9,892
Depreciation	15,373	11,581	7,684
Amortization of drydock costs	3,497	3,048	2,779
Amortization of intangibles	1,310	1,319	1,192
Loss (gain) on foreign exchange	186	(159)	(18)
	148,536	132,578	111,214
OPERATING INCOME	8,102	15,247	6,764

OTHER (INCOME) AND EXPENSES
Interest expense	10,171	9,327	5,737
Interest income	(9)	(6)	(43)
Loss from a loss contingency on guaranty	-	-	1,280
Gain on interest rate swap contracts	(1,087)	(771)	(465)
Loss on extinguishment of debt	3,339	-	-
	12,414	8,550	6,509

(LOSS) INCOME BEFORE INCOME TAXES	(4,312)	6,697	255
(RECOVERY) PROVISION FOR INCOME TAXES
Current	(134)	208	(14)
Deferred	(359)	(1,634)	154
	(493)	(1,426)	140
NET (LOSS) INCOME BEFORE PREFERRED STOCK DIVIDENDS	(3,819)	8,123	115
PREFERRED STOCK DIVIDENDS	3,173	2,806	2,360
NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(6,992)	$5,317	$(2,245)

Net (loss) income per share basic and diluted	$(0.39)	$0.33	$(0.16)
Weighted average shares basic and diluted	17,740,372	16,336,930	13,632,961

Rand Logistics Fiscal 2013 Financial Results
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RAND LOGISTICS, INC.
Consolidated Balance Sheets
(U.S. Dollars 000’s except for Shares and Per Share data)

	March 31,	March 31,
	2013	2012
ASSETS
CURRENT
Cash and cash equivalents	$848	$5,563
Accounts receivable	5,486	5,343
Income tax receivable	113	-
Loan to employee	250	-
Prepaid expenses and other current assets	7,842	6,510
Deferred income taxes	262	284
Total current assets	14,801	17,700

PROPERTY AND EQUIPMENT, NET	219,084	200,862
LOAN TO EMPLOYEE	-	250
OTHER ASSETS	1,050	1,528
DEFERRED INCOME TAXES	2,203	1,318
DEFERRED DRYDOCK COSTS, NET	10,895	9,879
INTANGIBLE ASSETS, NET	12,612	16,101
GOODWILL	10,193	10,193
	$270,838	$257,831
Total assets
LIABILITIES
CURRENT
Bank indebtedness	$5,997	$-
Accounts payable	21,697	19,301
Accrued liabilities	21,316	18,175
Interest rate swap contracts	-	1,088
Income taxes payable	-	76
Deferred income taxes	173	418
Current portion of deferred payment liability	431	431
Current portion of long-term debt	3,630	9,686
Total current liabilities	53,244	49,175
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	1,631	2,063
LONG-TERM DEBT	139,760	123,915
OTHER LIABILITIES	253	242
DEFERRED INCOME TAXES	3,532	3,091
	198,420	178,486
Total liabilities

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 17,860,266 shares
Additional paid-in capital	89,077	87,853
Accumulated deficit	(32,341)	(25,349)
Accumulated other comprehensive income	781	1,940
	72,418	79,345
Total stockholders’ equity
	$270,838	$257,831
Total liabilities and stockholders’ equity